[*] =Certain confidential information contained in this Exhibit 4.2, marked by brackets with asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                                                                    Exhibit 4.2

             CHOLESTEROL 1,2,3 - SKIN CHOLESTEROL MEASUREMENT SYSTEM
                     PRODUCT DEVELOPMENT, MANUFACTURING AND
                          MARKETING AND SALES AGREEMENT

     THIS AGREEMENT is made effective the 14th day of May, 1999 by and between IMI INTERNATIONAL MEDICAL INNOVATIONS, INC., a corporation organized and existing under the laws of Canada, with its principal office at 5955 Airport Road, Suite 222, Mississauga, Ontario L4V 1R9 (telefax number: 905-677-4912), and X-RITE, INC., a corporation organized and existing under the laws of the State of Michigan, with its principal office at 3100 44th Street, Grandville, Michigan 49418 (telefax number: 616-534-4160).

                                    PREAMBLE

     WHEREAS, IMI International Medical Innovations, Inc. has acquired and/or developed technologies relating to a non-invasive skin cholesterol test and is conducting clinical trials of the test in anticipation of seeking approval from the United States Food and Drug Administration; and

     WHEREAS, X-Rite, Inc. is involved in the development and manufacture of color measurement devices which appear to be capable of being used in conjunction with the aforementioned technologies and packaged as a system for use in "point of care" and "over the counter" applications; and

     WHEREAS, both parties are desirous of combining the complementary technologies of each other to develop, manufacture and market and sell a total system solution for non-invasive skin cholesterol testing.

     NOW, THEREFORE, the parties hereto agree to the following terms and conditions in this Agreement:

                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement, the following definitions shall apply:

     1.1 Agreement. "Agreement" shall mean this agreement with respect to Cholesterol 1,2,3 - Skin Cholesterol Measurement System Product Development, Manufacturing, Marketing and Sales Agreement.

     1.2 IMI. "IMI" shall mean IMI International Medical Innovations, Inc., a corporation organized and existing under the laws of Canada, with its principal office at 5955 Airport Road, Suite 222, Mississauga, Ontario L4V 1R9.




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

     1.3 X-Rite. "X-Rite" shall mean X-Rite, Inc., a corporation organized and existing under the laws of the State of Michigan, with its principal office at 3100 44th Street, Grandville, Michigan 49418.

     1.4 Party/Parties. `Party" shall mean IMI or X-Rite, as the case may be; "Parties" shall mean IMI and X-Rite.

     1.5  IMI Technology. "IMI Technology" shall mean the IMI patents listed on
Schedule 1.5 and other patents and patent applications (and patents issued from such applications) and all of IMI's know-how and technical information which in any way relate to the non-invasive measurement of cholesterol on the surface of human skin which, at this date, has been developed by IMI as a diagnostic test kit consisting of a digitonin horseradish peroxidase conjugate reagent and an indicator solution.

     1.6 X-Rite Product. "X-Rite Product" shall mean that color measuring device and related software which X-Rite develops to IMI identified specifications as contemplated in section 2.2 hereof.

     1.7 Cholesterol 1.2.3 System. "Cholesterol 1,2,3 System" shall mean that product or system resulting from the combination (and combined use) of the IMI Technology and the X-Rite Product.

     1.8 POC. "POC" shall mean point-of-care applications of the Cholesterol 1,2,3 System applied under the direction or supervision of medical practitioners and clinicians.

     1.9 OTC. "OTC" shall mean all applications other than POC which shall specifically include over-the-counter sales of the Cholesterol 1,2,3 System or a derivative thereof for self-testing and as a home-use diagnostic tool (not needing or requiring the assistance, direction or supervision of medical practitioners or clinicians) and which is designed by the Parties especially for that market.

     1.10 Functional Acceptance Date. "Functional Acceptance Date" as used herein means the date on which the United States Food and Drug Administration (`PDA") has approved the Cholesterol 1,2,3 System for release in POC applications.

     1.11 Purchase. "purchased" as used herein means, in determining the date on which X-Rite Products arepurchased, that date which is the earlier of (i) the date on which X-Rite Products ordered by IMI from X-Rite have been shipped to IMI and (ii) the date on which X-Rite Products ordered by IMI from X-Rite should have been shipped to IMI as contemplated in Section 3.1 and Schedule 3.1 hereto provided, however, if payment with respect to such X-Rite Products is or was not effected by IMI within X-Rite's stated standard payment terms, or such other payment terms which deviate from X-Rite's stated standard payment terms as IMI and X-Rite shall agree upon from time to time, then such X-Rite Products shall not be considered as having been "purchased".

                                    ARTICLE 2
                      CHOLESTEROL 1,2,3 SYSTEM DEVELOPMENT

     2.1 Scope of Development. IMI and X-Rite shall use their respective reasonable commercial efforts and resources on the terms and conditions set out herein to develop the Cholesterol 1,2,3 System for POC applications and to use their reasonable commercial efforts to achieve the milestones, including a Functional Acceptance Date, generally in accordance with and as described in
Schedule 2.1 and modified as necessary by the mutual agreement of the Parties (negotiated, acting reasonably) during the term of this Agreement The Parties recognize that such changes may require an adjustment in the timetable contemplated herein.

     2.2 X-Rite Product. The X-Rite Product for POC applications shall be designed by X-Rite to meet those product requirements and specifications set forth on Schedule 2.2, or such other requirements and specifications IMI may reasonably request (based upon the results of the testing and trials contemplated in section 2.3) and as the Parties may mutually agree upon from time to time (acting reasonably), and shall satisfy reasonable requirements specified by the FDA. X-Rite shall manufacture and supply prototype X-Rite Products for POC applications at the date and in the quantities specified on
Schedule 2.1.

     2.3 Regulatory Approval. IMI shall, subject to commercial reasonableness and at its own expense, be responsible for undertaking all testing and clinical trial activity which may be a prerequisite to seeking and obtaining regulatory approval required for the marketing and sales of Cholesterol 1,2,3 Systems in POC applications in the United States as well as using its reasonable commercial efforts to seek and obtain regulatory approval to achieve a Functional Acceptance Date. IMI shall promptly provide to X-Rite any and all communications from any regulatory agency which would in any way relate to the responsibilities of X-Rite under Section 2.2 above. Upon request of IMI, X-Rite shall, at its own expense, provide all necessary documentation and test reports for submission to the FDA, and reasonable assistance in answering requests for additional information.

     2.4 Development Costs. The cost of development incurred to date and hereafter incurred shall be the sole responsibility of the Party incurring the cost, unless otherwise agreed.

     2.5 Ownership. IMI shall acquire no rights in the X-Rite Product and X-Rite shall acquire no rights in the IMI Technology other than as expressly provided herein. X-Rite shall acquire no tights to the Cholesterol 1,2,3 System. IMI shall be entitled to utilize the X-Rite Product as contemplated herein, including for the purposes of promoting, marketing and selling the Cholesterol 1,2,3, System.

     2.6 Confidentiality of Information Disclosed. The terms and conditions of the Confidentiality Agreement between the Parties dated February 4, 1999 shall continue in full force and effect notwithstanding the execution and delivery of this Agreement.

                                    ARTICLE 3
                     X-RITE PRODUCT MANUFACTURING AND SUPPLY

     3.1 Requirements/Exclusive Supply for POC Applications. X-Rite shall, from and after the Functional Acceptance Date, supply the X-Rite Product to IMI in commercial quantities on terms and conditions set out on Schedules 3.1 and 3.4 hereto, and IMI shall purchase from X-Rite all of IMI's worldwide requirements for color measuring devices and related software for use by IMI in marketing and selling the Cholesterol 1,2,3 System in POC applications. X-Rite hereby represents that it has not entered into any agreements pursuant to which it may be required to, and agrees that it shall not, supply to any third party any product that would compete with the Cholesterol 1,2,3 System in POC applications.

     3.2 Relationship for OTC Applications. IMI hereby grants to X-Rite a right of first negotiation with respect a contractual arrangement relating to the development and supply to IMI, and pursuant to which IMI shall purchase from X-Rite all of IMI's worldwide requirements for color measuring devices and related software for use by IMI in marketing and selling the Cholesterol 1,2,3 System in OTC applications. Except as hereinafter provided in this section 3.2, if IMI proposes to enter into such negotiations, IMI shall give written notice thereof to X-Rite. Unless X-Rite does not wish to embark upon such negotiations, the Parties shall commence bona fide negotiations with respect to the terms and conditions of such an arrangement, which negotiations shall continue for not less than 60 days from the date of notice from IMI. If the Parties reach agreement as a result of such negotiations, X-Rite will supply the X-Rite Product exclusively to IMI for OTC applications and will not supply to any third party any product that would compete with the Cholesterol 1,2,3 System in OTC applications. Notwithstanding the above, however, IMI reserves the right to enter into an agreement with respect to sourcing the development and/or supply of product for OTC applications and sourcing its requirements for measuring devices to be used in OTC applications, without obligation to X-Rite (such transactions being herein referred to as an "Alternate Arrangement"), if(i) the party with whom IMI deals for such purposes is a supplier having previous manufacturing experience with other OTC test devices and/or systems or (ii) a customer of IMI has required the sourcing from a supplier other than X-Rite as a condition of the sale of that system to that customer.

     3.3 Payment to X-Rite. If, on any date which is three years or more after the Functional Acceptance Date:

          (a) less than [***] X-Rite Products have been purchased by IMI for POC applications for the period between the date hereof and the date which is [***] following the Functional Acceptance Date; and

          (b) IMI shall have entered into an Alternate Arrangement as of such date

     X-Rite may elect, in the exercise of its sole discretion, to demand that IMI pay, and IMI shall promptly pay X-Rite the sum of [***], such payment being considered by the Parties to be a liquidated damage to reimburse X-Rite for a portion of its development cost of the X-Rite Product under circumstances where the level of sales for POC applications has not met the Parties expectations and X-Rite has not become the sole source for measuring devices for OTC applications. The Parties acknowledge that, except as contemplated in this Subsection 3.3(b), X-Rite shall have no rights against IMI, and IMI shall have no liabilities and obligations to X-Rite as a result of any circumstance contemplated in Sections 3.2 or 3.3.

     3.4 Price. From and after the Functional Acceptance Date, the price for the X-Rite Product for POC applications shall be that which is set forth on
Schedule 3.4. Prior to such date, X-Rite shall be responsible to supply the X-Rite Product to IMI for IMI's use hereunder.

                                    ARTICLE 4
                      CHOLESTEROL 1,2,3 MARKETING AND SALES

     4.1 IMI Responsibility. IMI shall use its reasonable commercial efforts to promote the Cholesterol 1,2,3 System in POC and OTC applications in such jurisdictions and in such manner as IMI shall in its sole and absolute discretion determine. All of the costs of sales and marketing efforts shall be the sole responsibility of IMI.

     4.2 X-Rite Support. X-Rite shall, in an effort to maximize POC market opportunities and OTC opportunities if X-Rite shall become the supplier of an X-Rite Product for OTC application in accordance with Section 3.2 above, provide to IMI and its distributors and licensees at X-Rite's own expense, technical and marketing support reasonably requested by IMI and/or its distributors and licensees.

                                    ARTICLE 5
                            MISCELLANEOUS PROVISIONS

     5.1 Other POC and OTC Test Products. Both Parties agree that they will use reasonable efforts to discuss and explore with each other opportunities which would utilize the capabilities and ideas of both parties in developing testing systems other than the Cholesterol 1,2,3 System for both POC and OTC applications.

     5.2 Indemnification Obligations. IMI agrees to indemnify and hold X-Rite harmless from all claims, damages, losses or expenses (including, without limitation, reasonable attorney's fees) ("Losses") arising out of or related to the IMI Technologies aspect of the Cholesterol 1,2,3 System and X-Rite agrees to indemnify and hold IMI harmless from all Losses arising out of or related to the X-Rite Product.

     5.3 Independent Contractor Status. IMI and X-Rite shall for all purposes hereunder be considered independent contractors. This Agreement is not intended in any manner to create the relationship of principal and agent between IMI and X-Rite, nor shall this Agreement be deemed to establish a partnership or joint venture.

     5.4 Term/Termination. The term of this Agreement shall commence as of the effective date set forth at the outset hereof, and shall continue for a period of six (6) years from the date hereof or until any earlier termination of this Agreement as follows:

          (a)  Mutual written agreement of the Parties;

          (b) At the option of a Party in the event of the breach of any of the material provisions of this Agreement which has not been cured upon 60 days written notice of either the breach or non-compliance of such material provision;

          (c) At the option of a Party in the event of bankruptcy, receivership or insolvency proceedings against or on behalf of the other Party; admission in writing of the inability of the other Party to pay its debts as such financial obligations mature; general assignment for the benefit of creditors of the other Party or the other Party becoming subject to a direct control of a trustee, receiver or similar authority;

          (d) At the option of X-Rite in the event fewer than [***] Cholesterol 1,2,3 Systems are purchased by IMI during any 12 month period from and after the Functional Acceptance Date; or

          (e) Without limiting the generality of item (b) above, at the option of IMI if X-Rite does not comply in all material respects (including as to matters of timing and quality) with its obligations to deliver X-Rite Product pursuant to the provisions of section 3.1 hereof.

     5.5 Non-assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of law without the consent of the other Party. Notwithstanding the foregoing, either Party may assign some or all of the rights and obligations hereunder to a company which it owns more than 50% of the equity securities of, provided that the assigning Party shall continue to be responsible for its obligations hereunder notwithstanding such assignment. For greater certainty, and notwithstanding anything contained herein, any amalgamation or merger of any Party with any other person shall not affect this Agreement.

     5.6 Agreement. This Agreement, together with the Schedules hereto and the Confidentiality Agreement, contains the entire agreement of the Parties with respect to its subject matter, and there are no promises, conditions, representations or warranties except as expressly set forth herein. This Agreement may be modified or amended only by written instrument executed by IMI and X-Rite.

     5.7 Notices. Any notices contemplated or given under this Agreement, shall be in writing and delivered personally or by courier or forwarded by facsimile to the Parties at their respective addresses as shown at the outset hereof, or at such other place as a Party may substitute by written notice. Any such notice by facsimile shall be deemed to have been given on the date of transmittal. Any such notice by delivery or courier shall be deemed to have been given on the date it is received.

     5.8 Governing Law/Dispute Resolution. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario. IMI and X-Rite specifically agree that the provisions of United Nations Convention on the International Sale of Goods shall not apply to the rights and obligations under this agreement. The parties shall use their reasonable efforts, including the involvement of the chief executive officer of each party, to resolve any disputes during the 30 day period following the written request by either party identifying that a dispute exists, the details of that dispute and stating that a claim for arbitration will be filed absent resolution. In the absence of resolution, any disputes relating to this Agreement shall be resolved by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association by one arbitrator. If X-Rite shall initiate the claim in arbitration, the arbitration shall take place in Toronto, Canada and if IMI shall initiate the claim in arbitration, the arbitration shall take place in Grand Rapids, Michigan. The language of any arbitration shall be English.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the effective date set forth at the outset hereof.

                            IMI INTERNATIONAL MEDICAL
                            INNOVATIONS INC.

                            By: /s/ Brent Norton
                            Name:  B. Norton
                            Title: President & CEO
                            Authorized Signing Officer

                            X-RITE, INC.

                            By: /s/ Bernard J. Berg
                            Name:  Bernard J. Berg
                            Title: Sr. Vice President Engineering
                            Authorized Signing Officer

                                  SCHEDULE 1.5
                                   IMI PATENTS

U.S. Patent #5,489,510

U.S. Patent #5,587,295

Canada Patent #1,335,968

European Patent #0,338,189

                                  SCHEDULE 2.1

[***]

                                  SCHEDULE 2.2

System Description
------------------
[***]

Instrument Technical Specifications
-----------------------------------

          Spectral Sensor
          [***]

          Performance
          [***]

          [***]

          I/O connection
          [***]

          Environmental
          [***]

Software Technical Specifications
---------------------------------

          Operating environment
          [***]

          System Requirements:
          [***]

          Numeric Computation:
          [***]

          Languages Supported
          [***]

          Database capabilities
          [***]






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

                                  SCHEDULE 3.1

Ordering
--------

IMI will issue a [***] order to X-Rite specifying the quantity of instruments to be purchased. X-Rite expects to ship these units within a [***] period.

Delivery

IMI will submit to X-Rite specific release orders [***] in accordance with a rolling horizon schedule comprised of the following Two (2) zones;

          Fixed Zone
          [***]

          [***]

          Planning Zone
          [***]

          [***]

Terms of Payment
----------------

X-Rite shall invoice IMI for equipment which meet specifications and are shipped per this agreement. Payments shall be made by IMI within net 30 days after receipt by IMI of a properly prepared and corrected invoice. Payment will be made in United States Dollars.

Shipping Terms
--------------

Shipping terms are F.O.B. Grandville, Michigan.

Shipping Address
----------------

To be supplied by IMI at time of release.

Warranty and Service
--------------------

X-Rite warrants each instrument manufactured to be free of defects in material and workmanship (excluding battery pack) for a period of twelve months from the date of sale. X-Rite will repair or replace the instrument not satisfying this warranty. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. X-RITE'S WARRANTY OBLIGATION IS LIMITED TO REPAIRING THE INSTRUMENT RETURNED TO X-RITE OR AN AUTHORIZED SERVICE DEALER FOR THAT

PURPOSE. Service arising from the fault of the user caused by misuse or abnormal conditions of operation will be billed at nominal cost. All returns for service, including warranty repairs, shall be with transportation charges prepaid.

X-Rite Flat-Rate Service Program
--------------------------------

After the warranty period of 12 months, service will also be handled directly by X-Rite for a flat fee. This fee is subject to yearly review and may change with 90 days of notice given. Upon completion of this service, the unit is returned to the customer with an additional three (3) month unconditional warranty (excluding lamps and batteries).

If your instrument is beyond the new warranty period, it will be serviced under the X-Rite flat rate policy. The flat rate applies only if the instrument is mechanically complete and unmodified. If parts are missing, modified or damaged due to abuse, additional charges may apply.

Under this policy you will be charged a fixed fee regardless of the defect found in the instrument. The flat rate is your final cost including 2nd day shipping.

                                  SCHEDULE 3.4
                                PRICING SCHEDULE

The initial price for the [***] after the Functional Acceptance Date, will be [***] for each X-Rite Product purchased. The per unit pricing for each subsequent [***] period will be based upon the number of X-Rite Products purchased during the immediately prior [***] period, based on the following schedule.

         [***] Quantity                     Pricing
         --------------                     -------
         [***]                               [***]

         [***]                               [***]

         [***]                               [***]

         [***]                               [***]

The prices listed above are firm during the [***] of the agreement. Thereafter, the price per unit will be negotiated by X-Rite and IMI based upon market conditions but in no event will it exceed [***] per unit.